Exhibit 23

Consent of Independent Auditors

Headwaters Incorporated

South Jordan, Utah

We consent to the incorporation by reference in the registration statements of Headwaters Incorporated on Form S-3 (File No. 333-206082), Form S-4 (File No. 333-193756), and Form S-8 (File Nos. 333-39676, 333-39678, 333-103527, 333-113704, 333-124803, 333-147599, 333-163274, 333-166504, 333-166505, 333-181060 and 333-181061) of our report dated June 7, 2016 on our audits of the combined financial statements of Krestmark Industries, L.P. and Affiliates as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, which report is included in this Current Report on Form 8-K/A.

/s/ BKD, LLP
Dallas, Texas
October 26, 2016